EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-168021, 333-160837, 333-147806, 333-139608 and 333-127423 on Form S-8 and on Form F-3 (No. 333-169665) of our report relating to the consolidated financial statements for the year ended December 31, 2008 of China Technology Development Group Corporation and subsidiaries dated June 26, 2009, appearing in the Annual Report on Form 20-F of China Technology Development Group Corporation for the year ended December 31, 2010.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shenzhen, China
June 28, 2011